Rainmaker Reports Second Quarter Financial Results

July 24, 2003

Exhibit 99.1

CONTACT:

Kristine Mozes

Stapleton Communications Inc.

650.470.0200

kristine@stapleton.com

Rainmaker Reports Second Quarter 2003 Financial Results

Gross Profit Up 19% Year-Over-Year, Two New Clients Signed

SCOTTS VALLEY, Calif., July 24, 2003—Rainmaker Systems, Inc. (NASDAQ: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today reported financial results for the second quarter ended June 30, 2003.

Net revenue for the second quarter of 2003 was $9.7 million, compared with $10.4 million in the first quarter of 2003 and $9.7 million in the second quarter of 2002.

Gross billings in the second quarter of 2003 were $14.6 million, compared with $15.2 million in the first quarter of 2003, and up 37 percent from $10.7 million in the second quarter of 2002. A substantial amount of the company’s sales transactions are reported based on the gross amounts Rainmaker bills to customers for client products and services; however, the company also sells products and services on behalf of its clients whereby it records revenue equal to the net amount that it earns in the transaction. The company believes that gross billings, a measurement of the total volume of amounts billed by the company to customers for its clients’ products and services, provides a meaningful indication of the volume of Rainmaker’s business activity. (For more detail, please see the reconciliation of gross billings to net revenue presented in accordance with generally accepted accounting principles (GAAP) within the attached financial tables.)

-More-

Rainmaker Reports Second Quarter Financial Results

July 24, 2003

Gross profit in the second quarter of 2003 was $3.1 million, compared with $3.2 million reported in the first quarter of 2003, and up 19 percent from $2.6 million in the second quarter of 2002.

Net loss in the second quarter of 2003 was $906,000 or a loss of $0.02 per share. This compares with a net loss of $802,000 or a loss of $0.02 per share reported in the first quarter of 2003 and with a net loss of $1.2 million or a loss of $0.03 per share in the second quarter of 2002.

Net cash flow for the quarter was a negative $692,000, an improvement from the negative cash flow of $1.3 million in the first quarter of 2003. Net cash flow in the second quarter of 2002 was a negative $513,000. Total cash and short-term investments at the end of the second quarter of 2003 were $6.2 million, compared with $6.9 million at the end of the first quarter 2003.

Management Qualitative Comments

“The hardware and software support services market in North America is $56 billion and growing and we expect the outsourcing service contract sales portion will expand at a fast pace as enterprises look for strategic ways to improve revenue and decrease costs,” said Michael Silton, chief executive officer of Rainmaker. “To accelerate the pace of our growth we will continue to focus on acquiring more new clients and more significantly broadening the opportunities we have within our existing client base. As our existing clients are realizing the benefits of Rainmaker’s services, they are actively exploring opportunities to expand the use of our services across a broader range of their product lines and customer segments.

“We are pleased to report progress in both of these areas. In the second quarter, we were very excited to sign two new agreements – with a company known as a leader in the computer field and a company known as a leader in the printer business – for our Contract Renewals Plus® services. These client programs are expected to go live late in the third quarter and begin to contribute to revenue in the fourth quarter. Both of these relationships will be reported on a net revenue basis.

-More-

Rainmaker Reports Second Quarter Financial Results

July 24, 2003

We continue to make progress on our existing client relationships as well. Recently, we extended our agreement with Sybase through the end of 2004 and we also renewed our agreement with Nortel Networks. Our relationships with Dell and HP continue to be strong. In the second quarter, we reported sequential increases in our gross billings for both these clients. It is also important to note that we have successfully negotiated adjustments to our payment terms with major clients to better balance the timing between when they and we receive payment.

“We have solid relationships with the top technology companies in the industry, including the leading providers of computers, peripherals and networking equipment, and believe we have an opportunity to significantly grow our business with each of them, as well as win business with additional clients. With our scalable business model, we have the ability to capitalize on these opportunities and other industry trends. Our goal is to achieve significant growth while improve operating efficiencies and become the market leader in service sales.

“We are very excited about Rainmaker’s future and are working hard to achieve the goals we have set forth. As part of our ongoing corporate governance efforts, and in keeping with best practice standards, we have decided that a director who is not an employee of the company should hold the position of chairman. To that end, I am pleased to announce that Alok Mohan has agreed to become Rainmaker’s new chairman. Alok has been on our board for seven years as a director and has a strong understanding of our business and our growth strategy. We look forward to his continuing contributions as Rainmaker enters its next stage of growth,” said Mr. Silton.

Guidance

Looking ahead to Q3, the company expects net revenue, gross billings and gross profit to be flat to slightly up sequentially. Net loss per share is expected to be in the $0.02 to $0.03 range. Cash flow is expected to remain negative.

-More-

Rainmaker Reports Second Quarter Financial Results

July 24, 2003

Conference Call

The company will hold a conference call to discuss its second quarter results today at 1:30 p.m. PT. Those wishing to participate should call (630) 395-0018 using the password “Rainmaker” at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (402) 998-0971. A web cast of the conference call will be available for one month on www.rmkr.com.

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing programs. Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted ecommerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

For more information, visit www.rmkr.com

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

###

Rainmaker Reports Second Quarter Financial Results

July 24, 2003

Contract Renewals Plus is registered with the U.S. Patent and Trademark Office. Rainmaker Systems and the Rainmaker logo are service marks of Rainmaker Systems, Inc. All other service marks or trademarks are the property of their respective owners.

-More-

Rainmaker Reports Second Quarter Financial Results

July 24, 2003

RAINMAKER SYSTEMS, INC.

BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2003	2002 *
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,159	$8,128
Accounts receivable, net	5,546	5,602
Other current assets	967	1,325

Total current assets	12,672	15,055
Long-term assets	3,120	3,626

Total assets	15,792	18,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	8,300	8,672
Other current liabilities	2,319	3,110

Total current liabilities	10,619	11,782
Long-term liabilities	58	96
Total stockholders’ equity	5,115	6,803

Total liabilities and stockholders’ equity	$15,792	$18,681

*	Derived from the audited financial statements at December 31, 2002.

-More-

Rainmaker Reports Second Quarter Financial Results

July 24, 2003

RAINMAKER SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Net services revenue	$9,657	$9,724	$20,066	$18,209
Cost of services revenue	6,524	7,091	13,688	13,171

Total gross profit	3,133	2,633	6,378	5,038
Operating expenses:
Sales and marketing	1,685	1,303	3,360	2,391
Technology	467	708	892	1,431
General and administrative	1,511	1,375	3,062	2,892
Depreciation and amortization	367	507	768	1,097

Total operating expenses	4,030	3,893	8,082	7,811
Operating loss	(897)	(1,260)	(1,704)	(2,773)
Interest and other (expense) income, net	(9)	11	(27)	23

Loss before income taxes	(906)	(1,249)	(1,731)	(2,750)
Income tax benefit	—	—	(23)	(146)

Net loss	$(906)	$(1,249)	$(1,708)	$(2,604)

Basic and diluted net loss per share	$(0.02)	$(0.03)	$(0.04)	$(0.07)

Weighted average common shares outstanding—basic and diluted	38,875	38,665	38,854	38,645

-More-

Rainmaker Reports Second Quarter Financial Results

July 24, 2003

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET SERVICES REVENUE (U.S. GAAP) TO GROSS BILLINGS

AND NET REVENUE DAYS SALES OUTSTANDING TO

GROSS BILLINGS DAYS SALES OUTSTANDING

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31, 2003	June 30,
	2003	2002		2003	2002
Net services revenue	$9,657	$9,724	$10,409	$20,066	$18,209
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	4,916	949	4,753	9,669	1,081

Gross billings	$14,573	$10,673	$15,162	$29,735	$19,290

Net accounts receivable at beginning of period	$6,520	$4,012	$5,602
Net accounts receivable at end of period	5,546	4,683	6,520

Average net accounts receivable	$6,033	$4,348	$6,061

Number of days in quarter	91	91	90
Net services revenue per day	$106	$107	$116

Gross billings per day	$160	$117	$168

Net revenue days sales outstanding	57	41	52

Gross billings days sales outstanding	38	37	36